Exhibit 10.1

November 2 , 2009

Mr. Richard Oakley

Dear Rich:

This letter supersedes and replaces all prior employment and severance agreements or understandings with respect to your employment as Vice President and Controller of Star Gas Partners, L.P. and its subsidiaries (“Star” or the “Partnership”).

Current Base Salary: Your current base salary will be periodically reviewed, paid semi-monthly and subject to withholding of all applicable taxes and benefit deductions.

Annual Incentive Compensation: Your annual incentive compensation, if any, will be determined by the Board of Directors (the “Board”) of the Partnership’s general partner and will be based upon your performance and the performance of the Partnership as a whole.

Benefits Coverage: You will be eligible to participate in the Partnership’s benefits plans in accordance with their terms and conditions.

Duties : You shall perform those duties presently performed by the Vice President-Controller of the Partnership. During your term of employment you agree to perform your duties to the best of your ability on a full time basis. You shall at all times be subject to observe and carry out such reasonable rules, regulations and directives as the Board shall from time to time establish. So long as Star’s principal office is located in Stamford, CT or elsewhere in the greater New York area, your duties will be performed at Star’s principal office.

Moving Expenses: The Partnership agrees to reimburse you for all moving related expenses to relocate you to location within a reasonable commuting distance of the Partnership’s office in Stamford, CT. Such expenses will be calculated consistent with past practice of the Partnership, the intent of which is that you should incur no put of pocket expenses for moving at the request of the Partnership, including any additional income taxes arising from such reimbursements.

Severance : It is understood that your employment is at will and that either party can terminate the relationship at any time. If the Partnership terminates your employment for reasons other than cause, you will be entitled to one year’s base salary as severance. In consideration of this offer you agree that while you are an employee of the Partnership and for twelve months thereafter, you will not compete with the Partnership nor become involved either as an employee, as a consultant or in any other capacity, in the sale of heating oil or propane on a retail basis. You agree that you will not reveal any confidential information concerning Star and that you will not solicit nor seek to hire, employees of the Partnership during that time.

Confidentiality : You agree that you will not during the term of your employment and for a period of twelve months thereafter, other than as required by law, disclose to any third party, without the Partnership’s consent, any material non-public information concerning the Partnership, but this shall not apply during your term of employment to disclosures which you believe in good faith are made pursuant to the performance of your duties and in the best interest of the Partnership.

Notices : All notices under this agreement shall be in writing and shall be effective when received and shall be delivered in person or facsimile transmission (with confirmation of receipt) or by mail to the above addresses.

Entire Agreement : This Agreement represents our entire agreement concerning your employment and may be amended only by a subsequent written agreement signed by both parties.

Please indicate your acceptance of this offer by signing and dating this letter below.

Sincerely,

Star Gas Partners, L.P.
By; Kestrel Heat LLP, its general partner

/s/ Richard F. Ambury
Richard F. Ambury
Chief Financial Officer

Accepted:	/s/ Richard G. Oakley 11/2/09
Richard G. Oakley Date